As filed with the Securities and Exchange Commission on August 16, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLUSHING FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6035	11-3209278
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1979 Marcus Avenue, Suite E140
Lake Success, New York 11042
(718) 961-5400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

ATLANTIC LIBERTY FINANCIAL CORP. 2003 INCENTIVE STOCK BENEFIT PLAN

(Full title of the Plan)
______________________

Mr. John R. Buran
President and Chief Executive Officer
Flushing Financial Corporation
1979 Marcus Avenue, Suite E140
Lake Success, New York 11042
(718) 961-5400

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Douglas J. McClintock, Esq.
Thacher Proffitt & Wood LLP
Two World Financial Center
New York, NY 10281
(212) 912-7400

(Name and address, including Zip Code, telephone number and area code, of agent for service)
______________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	212,687	$17.02	$ 3,618,869.31	$387

(1)
This Form S-8 is registering 212,687 shares of common stock of Flushing Financial Corporation representing the number of shares to be issued upon the exercise of options outstanding under the Atlantic Liberty Financial Corp. 2003 Incentive Stock Benefit Plan, after giving effect to the exchange ratio used in the merger of Flushing Financial with Atlantic Liberty Financial Corp. of 1.43 of a share of Flushing Financial common stock for each share of Atlantic Liberty common stock outstanding at the effective time of the merger.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933 (“Securities Act”), based on the average of the daily high and low sales prices of common stock of the Flushing Financial on the Nasdaq National Market at the close of trading as of August 14, 2006.

EXPLANATORY NOTE

On June 30, 2006, Atlantic Liberty Financial Corp. (“Atlantic Liberty”) merged with and into Flushing Financial Corporation (the “Registrant”), with the Registrant as the surviving corporation. As a result of the merger, each outstanding share of Atlantic Liberty common stock was converted into the right to receive 1.43 shares of the Registrant’s common stock, or a cash payment of $24.00, or a combination of the Registrant’s common stock and cash.

This registration statement covers 212,687 shares of common stock of the Registrant, available for issuance upon exercise of outstanding options granted under the Atlantic Liberty Financial Corp. 2003 Incentive Stock Benefit Plan, which the Registrant assumed pursuant to the Agreement and Plan of Merger, dated December 20, 2005, by and between the Registrant and Atlantic Liberty.

Each outstanding stock option issued pursuant to the Atlantic Liberty Financial Corp. 2003 Incentive Stock Benefit Plan prior to the effective time of the merger is no longer exercisable for shares of Atlantic Liberty common stock, but instead, constitutes an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the consummation of the merger, that number of shares of the Registrant’s common stock equal to the product of the number of shares of Atlantic Liberty and the exchange ratio of 1.43. The exercise price per share of the Registrant’s common stock under each new option will be equal to the quotient of (i) the per share exercise price of the Atlantic Liberty option being converted and (ii) the exchange ratio of 1.43, rounded up to the next whole cent.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission pursuant to the Note to Part I of Form S-8.

The documents containing the information specified in this Part I will be sent or given to employees of the Registrant as specified by Rule 428(b)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Exchange Act. The Registrant will provide without charge to each person to whom the prospectus is delivered, upon request of any such person, a copy of any or all of the documents incorporated herein by reference in Item 3 below (other than exhibits to such documents). Written requests should be directed to:

Human Resources Department
Flushing Financial Corporation
1979 Marcus Avenue, Suite E140
Lake Success, NY 11042

Telephone requests may be directed to (718) 961-5400. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

This document incorporates by reference the following documents that have previously been filed with the Commission by the Registrant:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

•	Current Report on Form 8-K filed on February 22, 2006;

•	Current Report on Form 8-K filed on April 26, 2006;

•	Current Report on Form 8-K filed on May 16, 2006;

•	Current Report on Form 8-K filed on May 17, 2006;

•	Current Report on Form 8-K filed on June 8, 2006;

•	Current Report on Form 8-K filed on June 22, 2006;

•	Current Report on Form 8-K filed on July 3, 2006;

•	Current Report on Form 8-K filed on August 16, 2006; and

•
The description of the Registrant’s common stock set forth in the registration statement on Form 8-A, filed on September 25, 1995 pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the Commission for the purpose of updating this description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) he shall not have been adjudged liable to the corporation. Any such indemnification (unless ordered by a court) may be made by the corporation only as authorized in each specific case by the corporation upon a determination that indemnification of the present or former director, officer, employee or agent is proper because such person has met the applicable standard of conduct, which indemnification shall be made in the case of a director or officer at the time of the determination by the shareholders, a majority vote of disinterested directors, a committee of disinterested directors or by independent legal counsel in a written opinion, if there are no such directors or if such directors so direct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him against such liability under Section 145.

Article TENTH of the Registrant’s Certificate of Incorporation sets forth circumstances under which directors, officers, employees and agents of the Registrant may be insured or indemnified against liability which they incur in their capacities as such:

TENTH.

(A) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

(B) The Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving, in any capacity, at the request of the Corporation, any other corporation, partnership, joint venture, trust, association or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against judgments, fines, penalties, amounts paid in settlement, and expenses (including attorneys’ fees and expenses, expenses and cost of investigations, and expenses of enforcement of such person’s rights under this Article TENTH) incurred by such person in connection with such Proceeding; provided, however, that no such indemnification shall be required for amounts paid in any settlement or other nonadjudicated disposition of any Proceeding unless the Board of Directors of the Corporation has given its prior consent to such settlement or disposition.

(C) The right to indemnification conferred by this Article TENTH shall also include the right of such persons to be paid in advance by the Corporation for their expenses to the full extent permitted by the laws of the State of Delaware as from time to time in effect. The right to indemnification conferred on such persons by this Article TENTH shall be a contract right and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(D) The Corporation may, to the extent authorized from time to time by the Board of Directors, indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any Proceeding, by reason of the fact that such person is or was an employee (other than an officer) or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity.

The rights and authority conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Notwithstanding anything to the contrary contained in this Article TENTH, the Corporation shall not indemnify any person in connection with any Proceeding initiated by such person against any other person or entity other than the Corporation or any Subsidiary unless such Proceeding was authorized by the Board of Directors of the Corporation.

Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of the Certificate of Incorporation or By-Laws or of any statute inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Atlantic Liberty Financial Corp. 2003 Incentive Stock Benefit Plan
4.2	Certificate of Incorporation of the Registrant*
4.3	Form of Stock Option Assumption Agreement
4.4	Bylaws of Flushing Financial Corporation*
5.1	Opinion of Thacher Proffitt & Wood LLP, counsel for the Registrant, as to legality
23.1	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
___________
* Incorporated by reference to the Exhibits to Flushing Financial Corporation’s Registration Statement on Form S-1 (Registration No. 333-96488).

Item 9. Undertakings.

(a) Rule 415 offering. The undersigned Registrant hereby undertakes;

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Incorporated annual and quarterly reports. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Filing of registration on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Success, State of New York, on August 15, 2006.

Flushing Financial Corporation

By: /s/ John R. Buran
John R. Buran
President & Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Flushing Financial Corporation (the “Registrant”) severally constitute and appoint John R. Buran with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said John R. Buran may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement on Form S-8, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said John R. Buran shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ John R. Buran John R. Buran	Director, President and Chief Executive Officer	August 15, 2006
/s/ Gerard P. Tully Gerard P. Tully	Director and Chairman of the Board	August 15, 2006
/s/ David W. Fry David W. Fry	Senior Vice President and Chief Financial Officer	August 15, 2006
/s/ Steven J. D’Iorio Steven J. D’Iorio	Director	August 15, 2006
/s/ Louis C. Grassi Louis C. Grassi	Director	August 15, 2006
/s/ Michael J. Hegarty Michael J. Hegarty	Director	August 15, 2006
/s/ John J. McCabe John J. McCabe	Director	August 15, 2006
/s/ Vincent F. Nicolosi Vincent F. Nicolosi	Director	August 15, 2006
/s/ Donna M. O’ Brien Donna M. O’Brien	Director	August 15, 2006
/s/ Franklin F. Regan, Jr. Franklin F. Regan, Jr.	Director	August 15, 2006
/s/ John E. Roe, Sr. John E. Roe, Sr.	Director	August 15, 2006
/s/ Michael J. Russo Michael J. Russo	Director	August 15, 2006

EXHIBIT INDEX

Exhibit Number	Description
4.1	Atlantic Liberty Financial Corp. 2003 Incentive Stock Benefit Plan
4.2	Certificate of Incorporation of the Registrant*
4.3	Form of Stock Option Assumption Agreement
4.4	Bylaws of Flushing Financial Corporation*
5.1	Opinion of Thacher Proffitt & Wood LLP, counsel for the Registrant, as to legality
23.1	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of attorney (included on the signature pages of this registration statement)
_________

* Incorporated by reference to the Exhibits to Flushing Financial Corporation’s Registration Statement on Form S-1 (Registration No. 333-96488).